                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration #No. 333-121263

                 PRICING SUPPLEMENT NO. 1606 DATED 07 APRIL 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $12,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015, CURRENTLY TOTALING A$2,705,838,000.00 (A$ 2,688,338,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.      Issuer:                           Queensland Treasury Corporation
   (i)

   (ii) Guarantor:                        The Treasurer on behalf of the
                                          Government of Queensland

2.      Benchmark line:                   2015

                                          (to be consolidated and form a single
                                          series with QTC 6% Global A$ Bonds due
                                          14 October, 2015 , ISIN US748305BE82)

3.      Specific Currency or              AUD ("A$")
        Currencies:

4. (i)  Issue price:                      102.372%

   (ii) Dealers' fees and commissions     No fee or commission is payable in
        paid by Issuer:                   respect of the issue of the bond(s)
                                          described in this Pricing Supplement.
                                          Instead, QTC pays fees and commissions
                                          in accordance with the procedure
                                          described in the QTC Offshore and
                                          Onshore Fixed Interest Distribution
                                          Group Operational Guidelines.

5.      Specified Denominations:          A$1,000

6. (i)  Issue Date:                       10 April 2006

   (ii) Record Date:                      6 April/6  October. Security will be
                                          ex-interest on and from 7 April/7
                                          October.

   (iii)Interest Payment Dates:           14 April/14 October

7.      Maturity Date:                    14 October 2015

8.      Interest Basis:                   6 per cent Fixed Rate

9.      Redemption/Payment Basis:         Redemption at par

10.     Change of Interest Basis or       Not Applicable
        Redemption/Payment Basis:

11.(i)  Status of the Bonds:              Senior and rank pari passu with other
                                          senior, unsecured debt obligations of
                                          QTC

   (ii) Status of the Guarantee:          Senior and ranks pari passu with all
                                          its other unsecured obligations

12.     Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.     Fixed Rate Note Provisions
        Applicable

   (i)  Rate(s) of Interest:              6 percent per annum payable
                                          semi-annually in arrears

   (ii) Interest Payment Date(s):         14 April and 14 October in each year
                                          up to and including the Maturity Date

   (iii)Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

   (iv) Determination Date(s):            Not Applicable

   (v)  Other terms relating to the       None
        method of calculating
        interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:          A$1,000 per bond of A$1,000 Specified
                                          Denomination

15.     Early Redemption Amount(s)        Not Applicable
        payable on redemption for
        taxation reasons or on event
        of default and/or the method
        of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.     Form of Bonds:                    Permanent Global Note not exchangeable
                                          for Definitive Bonds

17.     Additional Financial              Not Applicable
        Centre(s) or other special
        provisions relating to
        Payment Dates:

18.     Talons for future Coupons or      No
        Receipts to be attached to
        Definitive Bonds (and dates
        on which such Talons mature):

19.     Other terms or special            Not Applicable
        conditions:

                                  DISTRIBUTION

20.(i)  If syndicated, names and          Not Applicable
        addresses of Managers and
        underwriting commitments:

   (ii) Date of Dealer Agreement:         06 April 2006

   (iii)Stabilizing Manager(s) (if        Not Applicable
        any):

21.     If non-syndicated, name and       Deutsche Capital Markets Australia Ltd
        address of relevant Dealer:       Level 18, Grosvenor Place
                                          225 George Street
                                          Sydney NSW 2000

22.     Whether TEFRA D or TEFRA C        TEFRA Not Applicable
        rules applicable or TEFRA
        rules not applicable:

23.     Additional selling                Not Applicable
        restrictions:

LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ------------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been
                                          rated:

                                          S&P:     AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.665

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BE82

(ii)  Common Code:                        017598066

(iii) CUSIP Code:                         748305BE8

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):